SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         CRESTAR FINANCIAL CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

[LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
FRIDAY, APRIL 25, 1997, 10:00 A.M.
4TH FLOOR AUDITORIUM, CRESTAR CENTER
919 EAST MAIN STREET, RICHMOND, VIRGINIA

Dear Crestar Shareholder:

You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Crestar Financial Corporation (the "Corporation"), which will be held at the time and place noted above. The business purpose of the meeting is:

     1. To elect five Class I directors for a three-year term and one Class II director for a one-year term.

     2. To approve the amended and restated 1993 Stock Incentive Plan.

     3. To ratify the appointment of KPMG Peat Marwick LLP as the Corporation's independent auditors for 1997.

     4. To transact any other business properly brought before the meeting.

As in past years, the meeting will include a report on the state of the Corporation, and there will be an opportunity for comments and questions from shareholders.

Shareholders of record at the close of business on February 28, 1997 (the "record date") will be entitled to vote at the meeting. Whether or not you plan to attend the meeting in person, it is important that your Crestar shares be represented and voted. Accordingly, after you review the enclosed proxy material, I encourage you to COMPLETE, SIGN AND DATE YOUR PROXY CARD, AND RETURN IT AS SOON AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE. You are free to revoke or change your proxy later, or vote in person at the meeting.

Admission to the Annual Meeting will be limited to persons who are listed on the Corporation's records as shareholders as of the record date, or who bring a statement from a broker, bank or other institution indicating their beneficial ownership as of the record date.

1996 was a year of significant accomplishment for Crestar. Our objective is to continue to provide an excellent return to our shareholders by providing exceptional performance for each and every customer.

Sincerely,


/s/ Richard G. Tilghman
--------------------------
Richard G. Tilghman
Chairman and
Chief Executive Officer
March 19, 1997

                               TABLE OF CONTENTS

PROXY STATEMENT
---------------
General  Information.........................................................  1
Principal Holders of the Corporation's Stock.................................  2
\Proposal 1. Election of Directors...........................................  2
Your Board  of Directors.....................................................  3
Board  of  Directors  and  Committees........................................  8
Director  Compensation.......................................................  9
Beneficial  Ownership  of  Management........................................ 11
Certain  Relationships  and  Related Interests............................... 12
Section  16(a)  Beneficial  Ownership  Reporting Compliance.................. 13
\Proposal 2. Approval of Amended and Restated 1993 Stock Incentive Plan...... 13
Human Resources and Compensation Committee Report on Executive Compensation.. 17
Compensation  Committee  Interlocks and  Insider  Participation.............. 21
Performance Graph............................................................ 22
Compensation of Executive Officers........................................... 23
Termination of Employment and Change-in-Control Agreements................... 25
\Proposal 3.  Ratification of Appointment of Independent Auditors............ 26
Other  Business.............................................................. 26
1998  Shareholder  Proposals and Director Nominations........................ 27
Annual Report and Form 10-K.................................................. 27

\ Denotes items on the agenda for the Annual Meeting

PROXY STATEMENT

Crestar Financial Corporation
919 East Main Street
P. O. Box 26665
Richmond, VA 23261-6665

Annual Meeting of Shareholders
April 25, 1997

--------------------------------------------------------------------------------
GENERAL INFORMATION

The following information is being furnished in connection with the Annual Meeting of Shareholders of Crestar Financial Corporation (the "Corporation"). It is anticipated that this Proxy Statement and the enclosed form of proxy will be first sent to shareholders on March 19, 1997.

Only holders of Common Stock of record at the close of business on February 28, 1997 (the "record date") are entitled to notice of, and to vote at, the meeting or any adjournment thereof. On that date, there were 110,495,923 shares outstanding. Each share is entitled to one vote on all matters to come before the meeting. The presence at the meeting, either in person or by proxy, of a majority of the shares outstanding will constitute a quorum. Attendance at the Annual Meeting will be limited to persons who are determined to be shareholders as of the record date.

The enclosed proxy for the Annual Meeting is being solicited by your Board of Directors of the Corporation and is revocable at any time before it is exercised. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with directions given in the proxies. The cost of this solicitation will be borne by the Corporation. In addition to the use of the mail, employees may solicit proxies by telephone, fax or electronic mail, or in person. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Corporation will, upon request, reimburse parties for their reasonable expenses in forwarding proxy material to beneficial owners. The Corporation has engaged D.F. King & Co., Inc. to assist in proxy solicitation for a fee of $12,000 plus out-of-pocket expenses.

Abstentions and shares held of record by a broker or its nominee ("broker shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker shares that are not voted on any matter at the meeting (commonly referred to as "broker non-votes") are not included in determining whether a quorum is present. The vote required on matters to be considered is disclosed under the caption for such matters. Votes that are withheld and broker non-votes are not included in determining the number of votes cast in the election of directors or on other matters.

Virginia law prohibits Crestar Bank from voting shares for which it has sole voting power. Shares for which Crestar Bank has shared voting power can be voted by the person with whom it shares such power. Pursuant to Virginia law, a co-fiduciary has been appointed for all of the shares for which Crestar Bank has sole power to vote, so that such shares may be voted at the Annual Meeting.

In this Proxy Statement, unless noted otherwise, all share amounts and information on option prices and performance objectives have been adjusted to reflect a 2-for-1 split in the form of a stock dividend of the Corporation's Common Stock distributed on January 24, 1997.

--------------------------------------------------------------------------------
PRINCIPAL HOLDERS OF THE CORPORATION'S STOCK

Based on the Corporation's records and filings with the Securities and Exchange Commission that reflect information as of December 31, 1996, the Corporation is not aware of any persons who are beneficial owners of 5% or more of the Corporation's Common Stock, except as listed below:

                                          AMOUNT AND
                                            NATURE
  NAME AND ADDRESS OF BENEFICIAL        OF BENEFICIAL
               OWNER                      OWNERSHIP          PERCENT OF CLASS(3)
-----------------------------------    ----------------     ---------------------
Crestar Bank as Trustee for the
  Crestar Employees' Thrift and
  Profit Sharing Plan                  6,629,404 shares(1)           6.03%
  919 East Main Street
     Richmond, VA 23219
Delaware Management Holdings, Inc.     7,958,576 shares(2)           7.25%
  One Commerce Square
     Philadelphia, PA 19103-3682

---------------

(1)Shares are held on behalf of Plan participants. Crestar Bank has no voting rights or any investment or dispositive power with respect to the shares. Plan information is as of December 31, 1996.

(2)Shares attributed to Delaware Management Holdings, Inc. include shares held by Delaware Management Company, Inc., a mutual fund manager. Delaware Management Holdings, Inc. reports that it has sole voting power with respect to 6,130,540 shares; shared voting power with respect to no shares; sole dispositive power for 7,642,776 shares; and shared dispositive power for 315,800 shares. Delaware Management Holdings, Inc. information is as of December 31, 1996 and was obtained from a Schedule 13G filed by Delaware Management Holdings, Inc.

(3)Percentages reflect issuance of shares of the Corporation's Common Stock in the acquisition of Citizens Bancorp on December 31, 1996.

--------------------------------------------------------------------------------
PROPOSAL 1. ELECTION OF DIRECTORS
/ YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES

The Board of Directors is divided into 3 classes (Class I, Class II and Class
III), with each class elected at successive Annual Meetings. The term of office for all Class I directors expires at this Annual Meeting. The following individuals have been nominated by the Board for election as Class I directors for a 3-year term expiring in 2000: J. Carter Fox, Patrick J. Maher, Gordon F. Rainey, Jr., Alfred H. Smith, Jr. and Robert C. Wilburn. Jeffrey R. Springer has been nominated by the Board for election as a Class II director for a 1-year term expiring in 1998. All of the candidates presently serve on the Board, and all were previously elected by shareholders with the exception of Messrs. Smith, Springer and Wilburn, who joined the Board in January, 1997.

    o It is the intention of the persons named as proxies in the accompanying form of proxy to vote for the election of each of the 6 named nominees unless authorization is withheld.

    o Each nominee has agreed to serve if elected. In the event any nominee shall unexpectedly be unable to serve, the Board may reduce its size or nominate an alternate candidate for whom the proxies will be voted.

    o The election of each nominee requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors.

Gene A. James and H. Gordon Leggett, Jr., both Class I directors, are retiring from the Board when their terms expire in April. The Corporation gratefully acknowledges Mr. James' 17 years of service to the Corporation, including 10 years of service on the Board and 7 years on the Crestar Bank Advisory Board, and Mr. Leggett's 13 years of service on the Board.

--------------------------------------------------------------------------------
YOUR BOARD OF DIRECTORS

The name, age, principal occupation and recent business experience of each nominee and director are outlined below. The descriptions also include the length of service as a director of the Corporation, service on committees of the Board and any other public company directorships. All directors also serve as directors of Crestar Bank, the Corporation's banking subsidiary.

                               DIRECTOR NOMINEES:
                        CLASS I -- TERM EXPIRING IN 2000

[Picture]             J. CARTER FOX, 57, is Chairman, President and Chief Executive Officer of Chesapeake
                      Corporation (packaging, paper and forest products manufacturer), Richmond, Virginia. Mr.
                      Fox is a director of Chesapeake Corporation and assumed the post of Chairman in April,
                      1994. Except for a 13-month period from February, 1995 to March, 1996, he has served as
                      President of Chesapeake Corporation since November, 1980. Mr. Fox is also a trustee of
                      Virginia Union University. He was elected a director of the Corporation in 1985 and serves on the Executive Committee and the Nominating and Governance Committee.

[Picture]             PATRICK J. MAHER, 60, is Chairman and Chief Executive Officer of Washington Gas Light
                      Company (natural gas distributor), Washington, D.C. Mr. Maher was President of the
                      company from October, 1987 until November, 1992. He has been Chief Executive Officer since February, 1992 and Chairman since November, 1992. He is also a director of
                      Washington Gas Light Company. Mr. Maher was elected a director of the Corporation in 1991 and serves as Chair of the Audit Committee as well as a member of the Executive
                      Committee.

[Picture]             GORDON F. RAINEY, JR., 56, is a partner in the law firm of Hunton & Williams, Richmond,
                      Virginia. Mr. Rainey is also Chair of the Executive Committee of Hunton & Williams, a
                      position that he assumed in April, 1994. He is also a trustee of The Colonial
                      Williamsburg Foundation. He was elected a director of the Corporation in 1991 and was a member of the Audit Committee until November, 1996 when he became a member of the
                      Executive Committee.

[Picture]             ALFRED H. SMITH, JR., 63, is a partner in A.H. Smith Associates Limited Partnership
                      (concrete, sand and gravel distributor), Branchville, Maryland. He was Chairman and Chief
                      Executive Officer of Citizens Bancorp from June, 1987 to December, 1996 when it merged with the Corporation. He served as a director of Citizens Bank of Maryland from 1963 until January, 1997, and as Chairman of its Board from June, 1987 until January, 1997 when he became a director of the Corporation.

[Picture]             ROBERT C. WILBURN, 53, is President of The Colonial Williamsburg Foundation (educational museum, hotels and restaurants), Williamsburg, Virginia, a position he has held since
                      August, 1992. From August, 1984 to August, 1992, Mr. Wilburn was President of the
                      Carnegie Institute and Library. He served as Secretary of Education for the Commonwealth of Pennsylvania from December, 1982 to August, 1984, and as Secretary of Budget and
                      Administration from January, 1979 to December, 1982. Mr. Wilburn is also a director of
                      Harsco Corporation. He was elected a director of the Corporation in January, 1997 and serves on the Audit Committee.

                               DIRECTOR NOMINEE:
                       CLASS II -- TERM EXPIRING IN 1998

[Picture]             JEFFREY R. SPRINGER, 52, is Vice Chairman of Crestar Bank-Greater Washington Region, a
                      position he has held since March, 1997. He served as President of Citizens Bank of
                      Maryland from October, 1987 to March, 1997 when it merged with Crestar Bank. He also served as President and Chief Operating Officer of Citizens Bancorp from October, 1987 until its merger with the Corporation in December, 1996. Mr. Springer was elected a director of the Corporation in January, 1997.

                        DIRECTORS CONTINUING IN OFFICE:
                       CLASS II -- TERM EXPIRING IN 1998

[Picture]             BONNIE GUITON HILL, 55, is President and Chief Executive Officer of Times Mirror
                      Foundation and Vice President of Times Mirror Company (news and information services),
                      Los Angeles, California, positions she has held since February, 1997. From July, 1992 to
                      January, 1997, she was Dean of the McIntire School of Commerce at the University of
                      Virginia. From April, 1991 to June, 1992, Ms. Hill was Secretary of the State and
                      Consumer Services Agency for the State of California. Ms. Hill serves as a director of
                      Niagara Mohawk Power Corporation, Louisiana-Pacific, Inc., Hershey Foods Corporation, AK
                      Steel Holding Corporation and NASD Regulation, Inc. She is also a board member of the
                      Center for Excellence in Education, the American Forest Foundation and the National Urban
                      League. Ms. Hill was elected a director of the Corporation in April, 1994 and is a member of the Audit Committee. She is also Chair of the Nominating and Governance Committee.

[Picture]             FRANK E. MCCARTHY, 62, is Executive Vice President of the National Automobile Dealers
                      Association, McLean, Virginia. Mr. McCarthy has been a director of the Corporation since
                      1987. He served on the Executive Committee until October, 1996 when he became a member of the Human Resources and Compensation Committee.

[Picture]             G. GILMER MINOR, III, 56, is Chairman, President and Chief Executive Officer of Owens &
                      Minor, Inc. (hospital and medical supply distributor), Richmond, Virginia. Mr. Minor assumed the post of Chairman in May, 1994. He is a director of Owens & Minor, Inc. and
                      Richfood Holdings, Inc. He also is a director of The Virginia Biotechnology Research Park and a trustee of the Virginia Military Institute Foundation and the National Committee
                      for Quality Health Care. He has been a director of the Corporation since 1987 and serves on the Human Resources and Compensation Committee and the Nominating and Governance
                      Committee.

[Picture]             EUGENE P. TRANI, 57, is President of Virginia Commonwealth University, Richmond,
                      Virginia, a position he has held since July, 1990. Dr. Trani is also President and a director of The Virginia Biotechnology Research Park and serves on the boards of a number of community, cultural and educational organizations. He also serves as a director of
                      Lawyers Title Corporation and Heilig-Meyers Corporation. Dr. Trani was elected a director of the Corporation in 1993 and serves on the Audit Committee.

[Picture]             JAMES M. WELLS III, 50, is President and Chief Operating Officer of the Corporation and
                      Crestar Bank. Mr. Wells was elected a director of the Corporation in December, 1988. In
                      October, 1988, he was elected President of the Corporation, as well as President of
                      Crestar Bank. Prior to becoming President, he served as Executive Vice President of the
                      Corporation and Crestar Bank, and in February, 1997 he was elected Chief Operating
                      Officer of the Corporation and Crestar Bank. Mr. Wells is a director of VISA U.S.A., Inc.
                      and serves on the Corporation's Executive Committee.

                         DIRECTORS CONTINUING IN OFFICE
                       CLASS III -- TERM EXPIRING IN 1999

[Picture]             CHARLES R. LONGSWORTH, 67, is Chairman Emeritus of The Colonial Williamsburg Foundation
                      (educational museum, hotels and restaurants), Williamsburg, Virginia. Mr. Longsworth was
                      President and Chief Executive Officer of the Foundation until November, 1992 and assumed the post of Chairman in November, 1991. He served as Chairman until November, 1994 when he was named Chairman Emeritus. Mr. Longsworth is a director of Houghton Mifflin, Inc.,
                      Caliber System, Inc., Saul Centers, Inc. and The Virginia Eastern Shore Corporation. He
                      is also Chairman of the Board of Trustees of Amherst College and a director of Public
                      Radio International. Mr. Longsworth was elected a director of the Corporation in 1986 and is Chair of the Human Resources and Compensation Committee. He also serves on the
                      Executive Committee.

[Picture]             PAUL D. MILLER, 55, is President of Litton/Sperry Marine, Inc. (marine navigation and control systems manufacturer), Charlottesville, Virginia, a position he has held since
                      Litton Industries, Inc. acquired Sperry Marine in May, 1996. Admiral Miller (Ret.) served as Chief Executive Officer of Sperry Marine from November, 1995 to May, 1996. From
                      November, 1994 to November, 1995, he served as Sperry Marine's President and Chief
                      Operating Officer. Prior to joining Sperry Marine, he completed 30 years of service in the U.S. Navy. From January, 1991 until July, 1992, Admiral Miller was Commander-in-Chief of the U.S. Atlantic Fleet, and from July, 1992 until his retirement from the Navy,
                      Admiral Miller was Commander-in-Chief of the U.S. Atlantic Command and NATO's Supreme
                      Allied Commander Atlantic. Admiral Miller also serves on the Foundation Board of Trustees for the University of Virginia McIntire School of Commerce, the Dean's Advisory Council
                      for the School of Engineering and Applied Science of the University of Virginia and the
                      Educational Foundation Board of Directors for Piedmont Virginia Community College. He was
                      elected a director of the Corporation in 1995 and serves on the Audit Committee.

[Picture]             FRANK S. ROYAL, 57, is President and member of Frank S. Royal, M.D., P.C. (family medicine), Richmond, Virginia. He has been a practicing physician since 1969. Dr. Royal is a director of Chesapeake Corporation, Columbia/HCA Healthcare, Inc., CSX Corporation
                      and Dominion Resources, Inc. He is also Chairman of the boards of Meharry Medical
                      College, Virginia Union University and the YMCA of Greater Richmond and is a director of
                      The Virginia Biotechnology Research Park. Dr. Royal has been a director of the
                      Corporation since 1979 and is a member of the Executive Committee.

[Picture]             RICHARD G. TILGHMAN, 56, is Chairman and Chief Executive Officer of the Corporation and
                      Crestar Bank. He has been Chairman since April, 1986 and Chief Executive Officer since
                      September, 1985. Mr. Tilghman was President of the Corporation and Crestar Bank from
                      September, 1985 until October, 1988. He is a director of Chesapeake Corporation and a trustee of The Colonial Williamsburg Foundation. Mr. Tilghman has been a director of the
                      Corporation since 1984 and serves as Chair of the Executive Committee.

[Picture]             L. DUDLEY WALKER, 66, is Chairman of Bassett-Walker, Inc. (textile and apparel manufacturer), Martinsville, Virginia. Prior to July, 1987, Mr. Walker was also President and Chief Executive Officer of Bassett-Walker, Inc. Mr. Walker is a director of VF
                      Corporation and Hooker Furniture Corporation. He became a director of the Corporation in
                      1982 and serves on the Audit Committee.

[Picture]             KAREN HASTIE WILLIAMS, 52, is a partner in the Crowell & Moring law firm, Washington,
                      D.C. Ms. Williams is a director of Federal National Mortgage Association, Washington Gas
                      Light Company, Continental Airlines, Inc. and SunAmerica, Inc. She also serves as a trustee of the NAACP Legal Defense Fund, Inc., Executive Committee Chair of the Black
                      Student Fund and Chair of The Greater Washington Research Center. Ms. Williams was
                      elected a director of the Corporation in 1987 and served on the Human Resources and
                      Compensation Committee until October, 1996 when she became a member of the Audit
                      Committee.

--------------------------------------------------------------------------------
BOARD OF DIRECTORS AND COMMITTEES

In 1996, your Board of Directors held 10 meetings. The Board has established 4 standing committees to perform assigned functions as outlined below. All directors attended at least 75% of all meetings of the Board and committees on which they serve. No employees of the Corporation serve on the Audit, Human Resources and Compensation or Nominating and Governance Committees.

EXECUTIVE COMMITTEE (10 MEETINGS IN 1996)
MEMBERS: TILGHMAN (CHAIR), FOX, LONGSWORTH, MAHER, RAINEY, ROYAL AND WELLS

   o Exercises all powers of the Board of Directors between Board meetings, except for certain matters reserved to the Board by law.

   o     Reviews management's annual business plan and financial goals.

   o Serves as the Board's steering committee and recommends matters for Board action.

   o Serves as the Board's advisor on mergers and acquisitions and corporate structure issues.

   o Until formation of the Nominating and Governance Committee in October, 1996, functioned as the nominating committee by recommending nominees for election as directors of the Corporation.

AUDIT COMMITTEE (5 MEETINGS IN 1996)
MEMBERS: MAHER (CHAIR), HILL, MILLER, TRANI, WALKER AND WILLIAMS

   o Recommends selection of independent auditors to be appointed by the Board and ratified by the shareholders.

   o Reviews reports of examination by regulatory agencies with jurisdiction over the Corporation and its subsidiaries.

   o Reviews findings of the independent and internal auditors and the scope of the internal audit plan.

   o     Reviews administration of the Corporation's Standards of Conduct.

   o Assists the Board in fulfilling responsibilities for financial and regulatory reporting.

   o     Serves as the Board's Community Reinvestment Act Committee.

   o Reviews the basis of management's report required by the Federal Deposit Insurance Corporation Improvement Act of 1991.

HUMAN RESOURCES AND COMPENSATION COMMITTEE (6 MEETINGS IN 1996)
MEMBERS: LONGSWORTH (CHAIR), JAMES, LEGGETT, MCCARTHY AND MINOR

   o     Reviews and approves major compensation policies.

   o Recommends to the Board the salaries and bonuses to be paid to the 5 highest paid executive officers of the Corporation.

   o     Approves performance targets for the Corporation's benefit plans.

   o Determines Management Incentive Plan awards, stock options and other grants to eligible officers.

   o Reviews and recommends for Board approval new qualified and non-qualified benefit plans and significant changes to existing benefit plans.

   o Recommends for Board approval appropriate changes in director compensation.

NOMINATING AND GOVERNANCE COMMITTEE (4 MEETINGS AS A SPECIAL COMMITTEE IN 1996; ESTABLISHED AS A STANDING COMMITTEE IN DECEMBER, 1996)
MEMBERS: HILL (CHAIR), FOX AND MINOR

   o Identifies, evaluates and recommends nominees for election as directors of the Corporation. (The committee will consider nominations by shareholders.)

   o Interprets Board member eligibility requirements, as set forth in the Corporation's Bylaws and Board committee guidelines.

   o     Recommends changes to Board member eligibility requirements.

   o     Reviews board governance practices of other corporations and banks.

   o Adopts, monitors and amends the Corporation's corporate governance guidelines.

   o     Evaluates Board performance assessment.

--------------------------------------------------------------------------------
DIRECTOR COMPENSATION

DIRECTOR COMPENSATION PHILOSOPHY -- The Corporation's philosophy on director compensation is based on two fundamental principles:

   o PAY FOR PERFORMANCE -- Directors should be provided an opportunity to participate in the success of the Corporation by receiving higher pay for better performance in delivering total return to shareholders.

   o EXTERNAL COMPETITIVENESS -- The Corporation should offer an attractive and competitive compensation package to those it asks to serve on the Board.

By implementing these principles, the Corporation achieves the following:

   o ALIGNMENT OF DIRECTOR INTERESTS WITH SHAREHOLDER INTERESTS -- Directors are encouraged to own Common Stock as a reflection of their long-term interests in the Corporation, thus encouraging appropriate risk taking.

   o EXTERNAL EQUITY -- Directors are assured that they will be compensated competitively as compared to the Corporation's peer group.

The directors' compensation package is designed to reflect these principles:

   o Directors are encouraged to increase their ownership of Common Stock as a means of promoting a greater identity of interests with the Corporation's shareholders. At least a portion of director compensation is generally paid in Common Stock, which allows directors to share in the success of the Corporation through increases in total shareholder return.

   o Director compensation is periodically evaluated using data from independent surveys and comparisons of director compensation for the same peer group used in evaluating executive compensation. Total director compensation is targeted to be at or about the median of the peer group.

The members of your Board of Directors were compensated for their services in 1996 as shown in the following table. Directors who are officers of the Corporation do not receive any fees for service on the Board or any Board committee.

                                         DIRECTOR COMPENSATION FOR 1996(1)

                                                                   CASH COMPENSATION              SECURITY GRANTS
                                                            -------------------------------     -------------------
                                                                 (B)
                                                               ANNUAL              (C)                  (D)
(A)                                                           RETAINER           MEETING               NUMBER
       NAME                                                  FEES ($)(2)       FEES ($)(3)        OF SHARES (#)(4)
                                                            -------------     -------------     -------------------

Richard M. Bagley(5)                                            12,001             6,000                 204
J. Carter Fox                                                   12,001            22,500                 204
Bonnie Guiton Hill                                              13,168            18,000                 204
Gene A. James                                                   12,001            16,000                 204
H. Gordon Leggett, Jr.                                          12,001            14,000                 204
Charles R. Longsworth                                           15,501            24,500                 204
Patrick J. Maher                                                15,501            24,500                 204
Frank E. McCarthy                                               12,001            18,000                 204
Paul D. Miller                                                  12,001            15,000                 204
G. Gilmer Minor, III                                            12,001            19,000                 204
Gordon F. Rainey, Jr.                                           12,001            15,000                 204
Frank S. Royal                                                  12,001            20,000                 204
Eugene P. Trani                                                 12,001            14,500                 204
L. Dudley Walker                                                12,001            13,000                 204
Karen Hastie Williams                                           18,000            14,000                   0

   ---------------------

   (1) Directors may defer all or part of their retainers and meeting fees. Amounts shown in this table include deferred fees.

   (2) Total annual retainer is $18,000, with $12,000 generally payable in cash (reported in column (b)) and $6,000 payable in Common Stock (reported in column (d)). Non-officer committee chairs receive an additional $3,500 per year, pro-rated for service less than a year, which is also reported in column (b).

   (3) Meeting fees are $1,000 per meeting attended, with an additional $500 for a second meeting on the same day.

   (4) Column (d) shows the stock portion of the annual retainer. The number of shares was determined by dividing $6,000 by $58.8125, the average of the high and low trading prices of Common Stock on January 2, 1996. The number reported in column (d) reflects the 2-for-1 stock split distributed on January 24, 1997. Fractional shares were paid in cash and are reported in column (b). Ms. Williams received her entire 1996 annual retainer in cash because her arrangement with her law firm did not allow her to participate in the Directors' Stock Compensation Plan.

   (5) Mr. Bagley retired as a director in April, 1996.

Non-employee directors also participate in the Directors' Equity Program, which was approved by shareholders at the 1996 Annual Meeting. Under this Program, directors receive equity awards, credited to their equity award accounts at the beginning of each 5-year cycle, equal to a number of whole shares of Common Stock with a fair market value of $40,000. The first 5-year cycle began in 1996. New directors who begin Board service after a cycle has begun receive pro-rated equity awards for that cycle. Equity award accounts vest 20% annually for each year of service on the Board, taking into account all of a participant's Board service. A director may also defer all or part of the annual retainer, whether payable in cash or in stock, to a deferred stock account under the Directors' Equity Program. Both equity award accounts and deferred stock accounts are maintained only as bookkeeping entries. Accounts are credited with dividend equivalents and are valued on the basis of the fair market value of Common Stock. Benefits are distributed in whole shares of Common Stock and cash for fractional shares on February 15 following the year in which the director's Board membership ends, either in a lump sum or in annual installments over 5 years. No voting rights are associated with the deferred stock accounts or equity award accounts.

Directors may also defer their cash retainers and meeting fees under the Deferred Compensation Plan for Outside Directors. Deferred fees are credited, at the director's election, either to a variable rate, interest-bearing deferred cash account or, if the director is 65 or younger, to a deferred income benefit account earning a fixed interest rate. Benefits are paid in a lump sum or in annual installments for 5 to 20 years and include survivor's benefits. Accelerated payment of deferred benefits may occur under certain conditions, including upon a change-in-control of the Corporation. If accelerated payment occurs, the amount paid is calculated according to a present value formula that considers each director's accelerated taxation and adjusts to provide the same after-tax benefit that each director would have received if the payments had been made according to the original payment schedule. That calculation might result in a larger payment by the Corporation than would have occurred absent acceleration. Assets available to pay deferred benefits under this Plan are held in a trust but remain available to the Corporation's creditors in the event of the Corporation's insolvency.

--------------------------------------------------------------------------------
BENEFICIAL OWNERSHIP OF MANAGEMENT

The table that follows lists the beneficial ownership of Common Stock by all directors (including nominees), the Chief Executive Officer and the 5 executive officers who received the highest compensation in 1996, and all directors and executive officers of the Corporation as a group as of the record date for the 1997 Annual Meeting.

   o Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares beneficially owned. Beneficial ownership has been computed in accordance with Securities and Exchange Commission rules and does not necessarily indicate beneficial ownership for any other purpose.

   o In determining beneficial ownership, shares owned by immediate family members with respect to which an individual has disclaimed beneficial ownership have been excluded from the table but are indicated by footnote.

                                                                                 PERCENTAGE
                                                        AMOUNT AND NATURE        OF SHARES      DEFERRED
            BENEFICIAL OWNERSHIP                     OF BENEFICIAL OWNERSHIP    OUTSTANDING     UNITS(1)
                                                     -----------------------    ------------    --------
DIRECTORS:
J. Carter Fox                                                   7,204(2)        Less than 1%      1,795
Bonnie Guiton Hill                                              1,158           Less than 1%        567
Gene A. James                                                   3,345           Less than 1%      1,417
H. Gordon Leggett, Jr.                                          4,967           Less than 1%      1,417
Charles R. Longsworth                                           2,788           Less than 1%      2,130
Patrick J. Maher                                                7,776(3)        Less than 1%      1,417
Frank E. McCarthy                                               8,560(4)        Less than 1%      2,556
Paul D. Miller                                                    400           Less than 1%        661
G. Gilmer Minor, III                                            6,675           Less than 1%      1,417
Gordon F. Rainey, Jr.                                          25,804(5)        Less than 1%      1,417
Frank S. Royal                                                  3,928           Less than 1%      1,630
Alfred H. Smith, Jr.                                        1,160,694(6)               1.05%          0
Jeffrey R. Springer                                           151,763(7)        Less than 1%          0
Richard G. Tilghman                                           542,443(8)        Less than 1%     15,347
Eugene P. Trani                                                 1,111           Less than 1%      1,512
L. Dudley Walker                                               54,255(9)        Less than 1%      1,795
James M. Wells III                                            309,926(10)       Less than 1%      6,208
Robert C. Wilburn                                               1,000           Less than 1%          0
Karen Hastie Williams                                           1,234(11)       Less than 1%      1,417
                                                (chart, including all footnotes, continued on next page)

                                                                                 PERCENTAGE
                                                        AMOUNT AND NATURE        OF SHARES      DEFERRED
            BENEFICIAL OWNERSHIP                     OF BENEFICIAL OWNERSHIP    OUTSTANDING     UNITS(1)
                                                     -----------------------    ------------    --------
EXECUTIVE OFFICERS (NOT DIRECTORS):
Estate of William C. Harris                                    89,090(12)       Less than 1%          0
Oscar H. Parrish, Jr.                                         125,997(13)       Less than 1%      1,523
C. Garland Hagen                                              202,224(14)       Less than 1%      4,324
Richard F. Katchuk                                             43,681(15)       Less than 1%        823
All directors and executive officers
  as a group (35 persons)                                   3,639,407(16)              3.29%     71,091

   ---------------------

    (1) For non-employee directors, Deferred Units represent vested equity awards and director fees deferred under the Directors' Equity Program and their dividend equivalents, which will be payable in Common Stock following termination of Board membership. For employees, Deferred Units represent phantom accounts under non-qualified plans, which provide benefits in excess of the limits allowed under the Internal Revenue Code and which will be payable in cash following termination of employment. No voting rights are associated with any Deferred Units.

    (2) Excludes 200 shares owned by Mr. Fox's spouse, for which Mr. Fox disclaims beneficial ownership.

    (3) Includes 6,404 shares held jointly with Mr. Maher's spouse but excludes 695 shares held by Mr. Maher's children, for which Mr. Maher disclaims beneficial ownership.

    (4) Includes 5,095 shares held jointly with Mr. McCarthy's spouse, but excludes 107 shares held by one of Mr. McCarthy's children, for which Mr. McCarthy disclaims beneficial ownership.

    (5) Includes 9,600 shares held by two trusts for which Mr. Rainey is Co-Trustee and has shared voting and investment power.

    (6) Includes 501,748 shares held by Smith Citizens Associates, L.P., for which Mr. Smith has sole voting power. Also includes 51,556 shares held jointly with Mr. Smith's spouse, 4,726 shares held individually by Mr. Smith's spouse and 736 shares owned jointly by Mr. Smith's spouse and his mother-in-law.

    (7) Includes exercisable options for 74,315 shares and 5,124 shares held by two trusts for the benefit of Mr. Springer's children, for which Mr. Springer is Trustee.

    (8) Includes exercisable options for 364,810 shares and 3,540 shares held by Mr. Tilghman as custodian for his children, but excludes 11,544 shares held by Mr. Tilghman's spouse, for which Mr. Tilghman disclaims beneficial ownership.

    (9) Excludes 8,702 shares held by Mr. Walker's spouse, for which Mr. Walker disclaims beneficial ownership.

   (10) Includes exercisable options for 227,396 shares.

   (11) Excludes 360 shares held in trust for Ms. Williams' children, for which Ms. Williams disclaims beneficial ownership.

   (12) Includes exercisable options for 39,498 shares, but excludes 13,146 shares held by Mr. Harris' spouse.

   (13) Includes exercisable options for 70,600 shares.

   (14) Includes exercisable options for 98,100 shares.

   (15) Includes exercisable options for 38,600 shares.

   (16) Includes exercisable options for 1,681,397 shares and 78,117 shares for which directors and executive officers have shared voting and investment power but excludes 41,363 shares for which directors and executives disclaim beneficial ownership.

--------------------------------------------------------------------------------
CERTAIN RELATIONSHIPS AND RELATED INTERESTS

The Corporation's subsidiaries have made loans and extended credit in the ordinary course of business to directors and officers of the Corporation and to their associates, including corporations or organizations of which they are an executive officer or partner, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. No such loans or extensions of credit are nonperforming or involve more than the normal risk of collectability or present other unfavorable features.

During 1996, the Corporation and its subsidiaries utilized the legal services of the law firms of Hunton & Williams and Crowell & Moring, of which directors Gordon F. Rainey, Jr. and Karen Hastie Williams, respectively, are partners. The amount of fees paid by the Corporation and its subsidiaries to Hunton & Williams and to Crowell & Moring did not exceed 5% of either firm's gross revenues in its last full fiscal year.

Hunton & Williams leased 15,708 square feet of office space in Crestar Bank's Norfolk headquarters building for a term of 12 years, commencing December 1, 1991. Over the term of the lease, Crestar Bank expects to realize rental income of $2,985,000, plus additional income from tenant parking. Because of the high vacancy factor for office space in the Norfolk market at the time, and the intense competition for tenants, Crestar Bank made various at-market concessions to induce Hunton & Williams to enter into the lease. In the judgment of management, these concessions and other lease terms were similar in nature and amount to arms-length financial inducements offered to Hunton & Williams by owners of other Norfolk buildings. The lease is expected to increase the future sale value of the building, although there is no present plan to sell the building.

During 1996, the Corporation, including its subsidiaries, utilized the services of ExecuSearch, an executive search firm in Richmond, Virginia. The principal owner of ExecuSearch is Brenda Watts-Kelley, spouse of James J. Kelley, the Corporation's Group Executive Vice President-Management Resources Group. During 1996, the Corporation paid ExecuSearch approximately $63,000 in reimbursable expenses, a substantial portion of which reflected compensation to a recruiter the Corporation leased from ExecuSearch, and $81,000 in commissions. The Board's Human Resources and Compensation Committee has determined that the business relationship with ExecuSearch is competitive and conducted in accordance with ordinary business practices and that the commissions paid ExecuSearch are comparable to commissions charged for consulting services by other executive search firms. It is expected that the Corporation and its subsidiaries will, in the future, retain the services of ExecuSearch, although they are under no obligation to do so.

--------------------------------------------------------------------------------
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Corporation. The same persons are also required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms that they file.

To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that executive officer F. Edward Harris reported late on his year-end Form 5, the November 12, 1996 sale of 953 shares of Common Stock by his spouse (the shares of which Mr. Harris disclaims beneficial ownership), and executive officers Thomas M. Eckis, F. Edward Harris and William C. Harris reported late in early March, 1996, exempt sales of Common Stock within Crestar's 401(k) plan in November, 1995. These intra-plan transfers, which were undertaken for the purpose of diversification, should have been reported on year-end Forms 5 for 1995, but complete reporting information was not made available at the time.

--------------------------------------------------------------------------------
PROPOSAL 2. APPROVAL OF AMENDED AND RESTATED 1993 STOCK INCENTIVE PLAN
/ YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL

The Board of Directors voted in February, 1997 to adopt the Crestar Financial Corporation 1993 Stock Incentive Plan, as amended and restated effective February 28, 1997 (the "Amended Stock Plan"), subject to approval by the shareholders at the 1997 Annual Meeting.

The Amended Stock Plan is an amendment and restatement of the Crestar Financial Corporation 1993 Stock Incentive Plan (the "1993 Plan"), which was adopted by the Board on January 22, 1993 and approved by shareholders at the 1993 Annual Meeting. The Board believes that, by providing employees with opportunities for increased stock ownership, the 1993 Plan is fulfilling its purposes of helping to recruit and retain employees with ability and initiative, providing greater incentive for employees of the Corporation and its subsidiaries, and associating the interests of employees with those of the Corporation, its subsidiaries and its shareholders.

The Amended Stock Plan, if approved by shareholders, will be a continuation of the 1993 Plan and will include provisions that (i) conform the Plan to the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), for performance-based compensation; (ii) increase the number of shares of Common Stock authorized to be issued under the Plan; and (iii) allow the grant of vested stock awards and performance-based cash incentive awards.

   o The Corporation will provide promptly, upon written request and without charge, a copy of the full text of the Amended Stock Plan to each person to whom a copy of this Proxy Statement is delivered. Requests should be directed to: Linda F. Rigsby, Senior Vice President and Corporate Secretary, Crestar Financial Corporation, 919 East Main Street, Richmond, Virginia 23219 (804/782-7738).

   o Approval of the Amended Stock Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting.

   o It is the intention of the persons named as proxies in the accompanying form of proxy to vote for the approval of the Amended Stock Plan unless authorization is withheld.

The principal features of the Amended Stock Plan are summarized in the following paragraphs. This summary is subject, in all respects, to the terms of the Amended Stock Plan.

SUMMARY OF THE AMENDED STOCK PLAN

ADMINISTRATION. The Human Resources and Compensation Committee of the Board (the "Committee") will administer the Amended Stock Plan. The Committee may delegate its authority to administer the Amended Stock Plan to one or more officers of the Corporation or to the Executive Committee of the Board. The Committee, however, may not delegate its authority with respect to individuals who are subject to Section 16 of the Securities Exchange Act of 1934. As used in this summary, the term "Administrator" means the Committee and any delegate appointed by the Committee.

ELIGIBILITY. Each employee of the Corporation or a subsidiary is eligible to participate in the Amended Stock Plan. The Administrator will select the individuals who will participate in the Amended Stock Plan ("Participants"). The Administrator may, from time to time, grant stock options, stock appreciation rights ("SARs"), stock awards, performance shares or incentive awards to Participants. All awards made under the Amended Stock Plan will be evidenced by written agreements between the Corporation and the Participant.

OPTIONS. Participants may be granted options under the Amended Stock Plan. Options may be incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"). A stock option entitles the Participant to purchase shares of Common Stock from the Corporation at the option price. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than the shares' fair market value on the date of grant. The option price may be paid in cash, in a cash equivalent acceptable to the Administrator, with shares of Common Stock or with a combination of cash and Common Stock.

Options may be exercised, in whole or in part, at such times and subject to such conditions as may be prescribed by the Administrator. Each option agreement will specify the maximum exercise period, which may not exceed 10 years. No Participant, however, may be granted incentive stock options (under the Amended Stock Plan and all plans of the Corporation and its affiliates) that are first exercisable in a calendar year for Common Stock having an aggregate fair market value (determined as of the date an option is granted) exceeding $100,000. In addition, no Participant may be granted options in any calendar year covering more than 100,000 shares of Common Stock.

SARS. Participants also may be granted SARs under the Amended Stock Plan. SARs entitle the Participant to receive the lesser of (i) the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR or (ii) the initial value. The initial value of the SAR is determined by the Administrator at the time of the grant but cannot be less than the fair market value of a share of Common Stock on the date of grant. The amount payable upon the exercise of a SAR may be paid in cash, Common Stock or a combination of the two.

SARs may be granted in relation to option grants ("Corresponding SARs") or independently of option grants. The difference between these two types of SARs is that the exercise of a Corresponding SAR requires the Participant to surrender, unexercised, that portion of the option to which the Corresponding SAR relates.

No individual may be granted SARs in any calendar year covering more than 100,000 shares of Common Stock. For purposes of this limitation and the option grant limitation, an option and a Corresponding SAR are treated as a single award.

STOCK AWARDS. Participants may also be awarded shares of Common Stock pursuant to a stock award, but no Participant may receive stock awards in any calendar year for more than 30,000 shares of Common Stock. A Participant's rights in a stock award may be nontransferable or forfeitable or both for a period of time or subject to such conditions as may be prescribed by the Administrator. These conditions may include, for example, a requirement that the Participant continue employment with the Corporation or a subsidiary for a specified period or that the Corporation, a subsidiary or the Participant achieve stated objectives, including objectives based on the performance measures described below.

PERFORMANCE SHARES. The Amended Stock Plan also allows for the award of performance shares. A performance share award entitles the Participant to receive a payment equal to the fair market value of a specified number of shares of Common Stock if certain performance objectives are achieved, including objectives based on the performance measures described below. The period in which any performance criteria must be satisfied cannot be less than 1 year. To the extent that performance shares are earned, the obligation may be settled in cash, in Common Stock or by a combination of the two. The maximum number of shares of Common Stock that may be earned by an individual under all performance share awards (whether settled in Common Stock, cash or a combination of the two) granted in a calendar year may not exceed the product of (i) 35,000 shares and
(ii) the number of years (measured in terms of 12 consecutive months) during which one or more performance criteria was measured.

INCENTIVE AWARDS. The Amended Stock Plan also allows the Administrator to make incentive awards to Participants on such terms and conditions as the Administrator prescribes. No Participant may receive an incentive award payment in any calendar year that exceeds the lesser of (i) 150% of the Participant's annual base salary as of the date the incentive award is granted or
(ii)7$1,000,000. An incentive award may be earned only to the extent that performance objectives are achieved, including objectives based on the performance measures described below. To the extent that any incentive awards are earned, they will be paid in cash.

TRANSFERABILITY. In general, options, SARs, performance shares, incentive awards and stock awards will be nontransferable except by will or the laws of descent and distribution. If provided in the agreement governing the grant, options that are not ISOs, SARs (other than a Corresponding SAR that is related to an ISO) and performance shares may be transferred by the Participant to his or her spouse, children or grandchildren, or to a trust or trusts for the benefit of such family members or to a partnership in which such family members are the only partners, on such terms as permitted under Securities and Exchange Commission Rule 16b-3.

PERFORMANCE MEASURES. The Administrator may prescribe that a stock award is vested or transferable or both, or that payment under a performance share award or an incentive award is earned only upon the attainment of certain performance objectives. Such performance objectives may be based on one or more of the Corporation's, a subsidiary's or an operating unit's (i) return on equity, (ii) NIACC (i.e., net income after capital charge), (iii) return on assets, (iv) earnings per share, (v) efficiency ratio (i.e., noninterest expense less nonrecurring expense divided by the sum of net interest income and noninterest income), (vi) earnings growth, (vii) total earnings,
(viii) the fair market value of the Common Stock, (ix) total shareholder return or (x) such other measures as selected by the Administrator.

CHANGE-IN-CONTROL. The Amended Stock Plan provides that each outstanding SAR and option will become fully exercisable and each outstanding stock award will be transferable and nonforfeitable as of the date of a change-in-control (as defined in the Amended Stock Plan) and during a period following a tender or exchange offer for shares of Common Stock. Additionally, if more than 3 months have passed since the award, a pro-rata amount of outstanding performance shares will be earned and settled in whole shares of Common Stock and a pro-rata amount of each incentive award's target amount will be earned.

SHARE AUTHORIZATION. Approximately 1,096,000 shares of Common Stock remain available for awards under the 1993 Plan. The Amended Stock Plan increases the share authorization by approximately 2,900,000 shares, so that a maximum of 4,000,000 shares of Common Stock may be issued under the Amended Stock Plan for awards made on and after February 28, 1997. The maximum number of shares that may be issued under the Amended Stock Plan as stock awards and in the settlement of performance shares awarded on or after February 28, 1997 is 1,200,000 shares. The share limitation, the terms of outstanding awards and the individual grant limitations shall be adjusted, as the Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar events. Shares that are forfeited or not earned may be reallocated under other grants.

AMENDMENT AND TERMINATION. No option, SAR, stock award, incentive award or performance shares may be granted under the Amended Stock Plan after February 27, 2007. The Board may terminate the Amended Stock Plan without further action by shareholders. The Board also may amend the Amended Stock Plan except that no amendment that increases the number of shares of Common Stock that may be issued under the Amended Stock Plan or expands the class of individuals who may be selected to participate in the Amended Stock Plan will become effective until it is approved by shareholders.

NEW PLAN BENEFITS. On February 27, 1997, the Committee approved performance share awards, subject to the shareholders' approval of the Amended Stock Plan. None of the performance shares will be earned unless the Common Stock appreciation during a 3-year performance period (1997-1999) is at least 6% per year, compounded annually. The full awards will be earned if the Common Stock appreciation for the period is 12% or more per year, compounded annually. The number of performance shares that are preliminarily earned will be determined by straight line interpolation if the Common Stock appreciation for the period is more than 6% but less than 12%, and then will be subject to adjustment by a peer group modifier.

A peer group modifier will be applied to adjust the number of shares preliminarily earned, based upon the Corporation's stock price performance compared to its peer banks' stock price performance. No performance shares will be earned if the Corporation ranks at or below the 30th percentile in its peer group with respect to stock appreciation. If the Corporation's ranking is at or above the 75th percentile, 150% of the performance shares preliminarily earned will be settled. The peer group modifier uses straight line interpolation to determine the number of performance shares that will be settled if the Corporation's ranking is above the 30th percentile but below the 75th percentile.

The number of performance shares awarded, subject to shareholders' approval of the Amended Stock Plan, was: 43,400 Tilghman; 23,600 Wells; 10,900 Hagen; 10,900 Parrish; 10,900 Katchuk and 114,600 to executive officers as a group.

Except as described above, neither the number of individuals who will be selected to participate in the Amended Stock Plan nor the type or size of awards that will be approved by the Administrator can be predetermined.

FEDERAL INCOME TAX CONSEQUENCES

The Corporation has been advised by counsel regarding the federal income tax consequences of the Amended Stock Plan. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a non-qualified stock option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price.

No income is recognized upon the grant of a SAR. The exercise of a SAR generally is a taxable event. The Participant generally must recognize income equal to any cash that is paid and the fair market value of the Common Stock received in settlement of a SAR.

The Participant will recognize income on account of a stock award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the Participant is equal to the fair market value of the Common Stock received on that date.

The Participant will recognize income on account of the settlement of a performance share award and the payment of an incentive award (unless payment has been deferred to a later time). The Participant will recognize income equal to any cash that is paid and the fair market value of Common Stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award.

The employer (either the Corporation or the subsidiary) will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option or SAR, the vesting of a stock award, the settlement of a performance share award and the payment of an incentive award. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO, but may claim the deduction on account of certain dispositions of Common Stock acquired by the exercise of an ISO.

--------------------------------------------------------------------------------
HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

The Human Resources and Compensation Committee (the "Committee") is responsible for administering the Corporation's integrated and competitive compensation programs. The programs are designed to recruit, reward, retain and motivate a pool of talented and skilled employees who work as a team to achieve the Corporation's mission -- to provide a broad array of financial products and services at a price that represents the best value for our customers' money and, by doing so, to provide a superior return to our shareholders.

All compensation strategies are designed to reward those individuals who aggressively contribute to the achievement of the Corporation's strategic goals by --

   o Using the organizational strengths to tap opportunities within the Corporation's markets. This includes demonstrating effective use of the Corporation's strong branch network, technology related capabilities and human resources.

   o Developing and offering the products that best meet and exceed customer expectations and competitive choices.

   o Providing the best quality service, characterized by convenience, speed and an upbeat attitude.

   o Maintaining a low cost structure, which in turn provides the Corporation's customers with superior value.

EXECUTIVE COMPENSATION

The Corporation's executive compensation programs are based on two fundamental principles:

   o PAY FOR PERFORMANCE. Every executive's long-term and short-term incentive compensation is related to performance against specific corporate and business unit goals.

   o EXTERNAL COMPETITIVENESS. When targeted performance is achieved, executive officers' total compensation is proportionate to their achievement, as well as competitive with annually reported regional peer group and national survey data.

By implementing these principles within the executive compensation programs, the Committee ensures the following:

   o ACCOUNTABILITY -- tying an executive's incentive compensation to the achievement of performance goals.

   o VARIABILITY -- preventing entitlement (a portion of compensation for every executive is variable and must be re-earned every year).

   o INTERNAL EQUITY -- assuring compensation equity among jobs of similar content, responsibility and contribution to total corporate performance.

The Corporation's executive compensation programs are designed as follows:

   o An executive's total compensation includes both fixed and variable (at risk) components, and is clearly linked either to the corporate performance or to the performance of the business unit for which the executive has the most direct responsibility, whichever is more appropriate.

   o Executives with greater responsibility have a larger share of their total compensation at risk.

   o The compensation programs are designed to encourage appropriate risk taking by aligning executives' risk position with that of shareholders.

   o The selection of performance measures is based primarily on the executives' creation of shareholder value.

   o Eligibility for executive compensation programs varies among programs and includes key management employees and individual contributors whose inclusion is appropriate to reflect level of responsibility and industry practice.

   o Programs are flexible to allow changes in response to legal, regulatory and/or business requirements.

   o Executives are encouraged to own Common Stock as a reflection of their long-term investment in the future of the Corporation. The level of ownership is expected to be proportionately higher for executives whose positions encompass greater responsibilities and who are paid at a higher level.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

The Committee continues to consider changes to the Corporation's programs to ensure deductibility of compensation under the limitation of Section 162(m) of the Internal Revenue Code to the extent that those changes continue to support the Corporation's ability to achieve its goals and maintain its compensation philosophy. Currently, no named executive officer has exceeded the deduction limitation. While Mr. Tilghman's total 1996 compensation reported in the Summary Compensation Table exceeded $1 million, his deductible compensation did not exceed the limit under Section 162(m). The Amended Stock Plan, if approved by shareholders, will allow the Committee to provide for performance-based awards that are deductible compensation under Section 162(m).

COMPONENTS OF EXECUTIVE COMPENSATION

All Crestar executives are eligible for several compensation components, some fixed and some at risk (variable, depending on performance).

BASE SALARY -- The Committee's goal is to set base salary so that, when combined with annual incentives, it is competitive within the industry when the Corporation's financial performance objectives are achieved. For all levels of management, the Committee targets base salary primarily at the median level of similarly-sized financial services organizations as published in national executive compensation surveys and endorsed by the Committee's independent consultant.

Salaries for the proxy reporting executive officers are also evaluated in comparison to the salaries for comparable positions within the Corporation's regional peer group, which includes financial institutions of varying size. The Committee believes that the companies included in the survey data are more representative of the Corporation's most direct competitors for executive talent than the companies used in the index for shareholder return comparisons in the Performance Graph. There is some overlap in the survey data, but the groups are not identical.

ANNUAL INCENTIVE -- The Corporation's management incentive program is designed to motivate executives by recognizing and rewarding performance against pre-determined annual financial objectives.

   o The Committee uses the annual incentive program to compensate executives based on the Corporation's return on equity (ROE) and achievement of individual performance goals. A minimum corporate performance threshold, measured by the Corporation's ROE, must be achieved before any incentive can be earned.

   o Each April, the Committee establishes an incentive payout schedule that is tied to ROE and based on the Corporation's annual financial objectives.

   o Each participant has a competitive target award expressed as a percentage of salary, which varies according to level of responsibility. Target awards are set annually, based on the same competitive standards used to establish base salary levels.

   o Each participant's target award includes both corporate ROE and individual components, which are weighted according to the executive's mix of responsibilities. These range from a 75% corporate weighting for senior executives, including the 6 named executive officers, to a 25% corporate weighting for less senior management participants.

   o The individual component of each participant's target award may be adjusted up to 150% or down to zero at the Committee's discretion, based on the participant's individual achievement.

   o Approximately 250 officers, or 3% of the total employee population, participate in the annual management incentive program.

   o For 1996, incentive targets were based on the achievement of a 15.5% ROE, with a range for awards to be paid out at a maximum 17.5% ROE and a minimum 12% ROE.

   o The Committee exercised its discretion in deciding that the ROE measure for 1996 awards should be computed without regard to the impact of the one-time costs related to the Citizens Bancorp acquisition on December 31, 1996 and SAIF Recapitalization. Excluding those items resulted in a 15.2% ROE and, based on the Committee's pre-established objectives, this provided for a payout of 97% of targets for eligible participants, before adjustments for individual performance factors.

LONG-TERM INCENTIVE PROGRAMS -- Crestar's 1993 Stock Incentive Plan is the primary vehicle for providing long-term compensation for those executives who have a more direct impact on creating shareholder value. Under the Plan, the Committee may grant stock options (both incentive and non-qualified), financial performance-related stock awards and outright awards of stock. The Plan design is flexible, allowing the Committee to appropriately respond to changes in business, financial and regulatory conditions. The Value Share Program was approved by the Corporation's Board of Directors in 1994 as a component program under the 1993 Stock Incentive Plan to provide long-term incentive compensation.

STOCK OPTIONS -- Stock options permit the Committee to link executive rewards directly to shareholder return and are a way to encourage management ownership in the Corporation.

Options may be granted to key management employees who have a significant effect on the long-term strategic success of the Corporation.

    o Grants are made to top management to provide incentives for future performance, rather than to reward for prior performance. Therefore, prior grants and the number of outstanding options are not considered when new grants are made.

    o The option exercise price is the fair market value of the shares on the date the options are granted, determined as the average of the high and low trading prices of Common Stock on that date.

    o The number of shares underlying each executive's annual stock option grant is a percentage of annual base salary divided by the fair market value of Common Stock on the date of the grant.

    o The percent of salary is determined using the same national survey data as used in setting executive base salary and potential incentive levels, combined with the advice of the Committee's independent compensation consultant and the discretion of the Committee.

VALUE SHARE PROGRAM -- This program is designed to provide the top 25 executive officers with stock and cash awards for long-term stock price appreciation, thereby rewarding the creation and maintenance of shareholder value. It replaced future grants under the 1987 Performance Equity Plan.

    o The program awards performance shares, payable half in Common Stock and half in cash, plus non-qualified stock options equal to the number of performance shares that are earned under the award, if a predetermined stock price appreciation target is reached over a 2-year or 3-year performance period.

    o Performance shares were granted in February, 1994 based on a grant price of $43.5625 (pre-split). To be fully payable at the end of the 2-year and 3-year performance periods, the Common Stock price was required to reach $61.2022 (pre-split) on the second or third anniversary of the grant. If the Common Stock price was at least $51.8836 (pre-split) but less than $61.2022 (pre-split) on those dates, a pro-rata portion of the award would be earned at the end of the 3-year performance period in February, 1997.

    o Performance shares were paid in 1997 based on the Corporation's stock price on February 24, 1997 of $36.875 for a total award payment of approximately $3.5 million.

PERFORMANCE EQUITY PLAN -- The final grants under this Plan were made in 1993, and executives continue to be eligible to earn payouts in Common Stock for grants made in 1992 and 1993.

    o For all or a portion of prior grants to be paid out, the Corporation must achieve a minimum return on assets (ROA) rank at the 50th percentile or better of the top 100 U.S. bank holding companies (ranked by asset size and published each April by the AMERICAN BANKER).

    o Because the Corporation exceeded the 1995 ROA competitive ranking target, a total of 28,801 shares of Common Stock was awarded on May 1, 1996 to 22 eligible executives, including the 6 reported executive officers, and additional shares were earned that will be issued in 1997.

    o The 1996 payout represented one-half of the 1992 grant under this Plan, adjusted for the level of ROA achievement in 1995. Specifically, 63% of the 1995 portion of the 1992 award was paid.

    o Remaining portions of the 1993 grants will produce payouts in 1997. All grants expire in 1997.

COMPENSATION OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    o For 1996, Chairman and Chief Executive Officer Richard G. Tilghman received a base salary of $645,000. The base was established using the median level of CEO compensation for the same financial institutions used in setting base salary for other executive officers.

    o Mr. Tilghman received a 1996 annual incentive award of $422,000 or 65% of his 1996 base salary. The Committee, exercising its discretion as allowed in the annual incentive plan, chose to adjust Mr. Tilghman's target achievement of 60% of salary upward to the 65% level to reflect his leadership and contributions to the Corporation's strong earnings in 1996.

    o As a participant in the Performance Equity Plan, Mr. Tilghman earned a 1996 payout of 5,160 (pre-split) shares of Common Stock. The payout value, representing one-half of his 1992 grant as adjusted for the 1995 ROA achievement, was $294,120.

    o For 1996, Mr. Tilghman received a total grant of 36,000 (pre-split) incentive and non-qualified stock options. This number was determined based on the competitive percentage of base salary, divided by the fair market value of Common Stock on the grant date. He also received dividend equivalents with a fair market value of $30,778 with respect to the restricted stock award units granted to him in 1995.

PAY FOR PERFORMANCE

The Committee affirms its strategy on pay for performance, as evidenced by the following graph relating the Corporation's CEO cash compensation (base salary plus annual incentive as reported in the Summary Compensation Table) to the Corporation's 5-year shareholder return values (as defined in the Performance Graph).

           CUMULATIVE PERCENTAGE CHANGE IN CEO CASH COMPENSATION VS.
            CUMULATIVE PERCENTAGE CHANGE IN TOTAL SHAREHOLDER RETURN

                                    [GRAPH]


                        1991      1992    1993    1994      1995      1996

CEO Cash Compensation    0%       40%      63%     94%      112%      113%
Total Shareholder RETU   0%      127%     150%    133%      280%      394%




HUMAN RESOURCES AND COMPENSATION COMMITTEE

Charles R. Longsworth, Chair
Gene A. James
H. Gordon Leggett, Jr.
G. Gilmer Minor, III
Frank E. McCarthy

--------------------------------------------------------------------------------
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Human Resources and Compensation Committee is a former or current officer or employee of the Corporation or any of its subsidiaries. In 1996, director Karen Hastie Williams served as a member of the Human Resources and Compensation Committee from January until October, 1996. Ms. Williams is a partner in Crowell & Moring, a law firm that provided legal services to the Corporation and its subsidiaries in 1996.

--------------------------------------------------------------------------------
PERFORMANCE GRAPH

The graph below compares total returns (assuming reinvestment of dividends) for the Corporation's Common Stock, the S&P 500 Index and the Dow Jones Regional Banks Index, and assumes $100 is invested on December 31, 1991 in Common Stock and each of the indices. The shareholder return shown on this graph is not necessarily indicative of future performance.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
    AMONG CRESTAR FINANCIAL CORPORATION, THE S&P 500 INDEX AND THE DOW JONES
                              REGIONAL BANKS INDEX


                                   [GRAPH]

             Crestar Financial          S&P 500      DJ Regional BANKS

 1991               100                  100                  100
 1992               227                  108                  134
 1993               250                  118                  141
 1994               233                  120                  135
 1995               380                  165                  217
 1996               494                  203                  298


*$100 INVESTED ON 12/31/91 IN STOCK OR INDEX, INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

--------------------------------------------------------------------------------
COMPENSATION OF EXECUTIVE OFFICERS

The following table contains information regarding individual compensation of the Chief Executive Officer, the 4 other most highly compensated executive officers and a former executive officer for services in all capacities to the Corporation and its subsidiaries in 1996, 1995, and 1994.

                                           SUMMARY COMPENSATION TABLE

                   (a)                     (b)      (c)        (d)         (e)          (f)             (g)
                                                                        LONG-TERM COMPENSATION
                                                                        -----------------------
                                                                                AWARDS
                                                                        -----------------------
                                              ANNUAL COMPENSATION       RESTRICTED   SECURITIES
                 NAME &                    --------------------------     STOCK      UNDERLYING      ALL OTHER
                PRINCIPAL                         SALARY(2)  BONUS(3)     AWARDS      OPTIONS     COMPENSATION(4)
               POSITION(1)                 YEAR     ($)        ($)         ($)          (#)             ($)
-----------------------------------------  ----   --------   --------   ----------   ----------   ---------------
Richard G. Tilghman                        1996    645,000    746,898          --      72,000          71,868
  Chairman & Chief                         1995    605,000    544,571     858,000      80,000          82,998
  Executive Officer                        1994    570,000    412,000          --      56,000          83,140
James M. Wells III                         1996    425,000    416,472          --      39,600          36,098
  President & Chief Operating              1995    400,000    328,742          --      42,000          48,305
  Officer                                  1994    376,000    250,000          --      30,000          56,305
William C. Harris                          1996    375,000    223,236          --      18,600          22,814
  Corporate Executive Vice President       1995    340,750    214,871          --      24,000          37,928
  & Chairman - Greater Washington          1994    308,000    167,000          --      16,000          50,769
  and Maryland Banking
Oscar H. Parrish, Jr.                      1996    295,000    228,236          --      18,600          23,682
  President - Regional and Corporate       1995    276,000    176,871          --      24,000          35,671
  Banking                                  1994    260,000    142,000          --      16,000          34,517
C. Garland Hagen                           1996    285,000    230,103          --      18,600          26,084
  Corporate Executive Vice President-      1995    275,000    172,415          --      24,000          38,465
  Corporate Development & Funds            1994    260,000    125,000          --      16,000          30,825
  Management
Richard F. Katchuk                         1996    300,000    142,000          --      18,600          25,710
  Corporate Executive Vice President       1995     97,900    142,716          --      20,000              --
  & Chief Financial Officer                1994        N/A        N/A         N/A         N/A             N/A
---------------

(1) Mr. Harris died in October, 1996. He is included as one of the 1996 executive officers in accordance with SEC regulations. Mr. Katchuk first became an employee of the Corporation in August, 1995.

(2) Salary is reported in the year in which earned and includes amounts deferred at the executive's election. None of the named officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total salary and bonus reported in columns (c) and (d).

(3) Bonus includes annual incentives earned under the Management Incentive Program (see description in the Compensation Committee Report) in the amounts for 1996 of: $422,000 Tilghman; $240,000 Wells; $135,000 Harris; $140,000
Parrish; $135,000 Hagen and $142,000 Katchuk, all of which are reported for the year in which earned, even if not actually paid until the following year or deferred at the executive's election. Bonus also includes awards earned under the Performance Equity Plan (see description in the Compensation Committee Report), which are reported in the year of payout. The payout that occurred in 1996 was as follows: $294,120 Tilghman; $176,472 Wells; $88,236 Harris; $88,236
Parrish and $73,587 Hagen. Bonus also includes $30,778 in dividend equivalents to Mr. Tilghman with respect to restricted stock award units granted in 1995. Bonus also includes a special stock award granted to Mr. Hagen in connection with the successful acquisition of Citizens Bancorp on December 31, 1996, for 605 shares of Common Stock, calculated and paid with dividend equivalents in January, 1997 for a total value of $21,516. A special stock bonus award was granted to Mr. Katchuk in August, 1995 at a fair market value of $67,716.

(4) Column (g) includes corporate contributions to the Corporation's 401(k) plan and amounts accrued but not contributed under the Corporation's non-qualified plans, which provide benefits that would have been provided under the 401(k) plan except for certain Internal Revenue Code limits, in the amounts for 1996 of: $43,387 Tilghman; $23,500 Wells; $17,137 Harris; $11,786 Parrish; $11,675
Hagen and $6,625 Katchuk. Column (g) also includes interest earned on deferred compensation in excess of 120% of the long term applicable federal rate in the amounts for 1996 of: $7,778 Tilghman; $2,371 Wells; $5,677 Harris; $3,317
Parrish; $3,629 Hagen and $505 Katchuk. Column (g) further includes actuarial equivalent of benefits to executives from the Corporation's annual premiums under a split dollar life insurance program in the amounts for 1996 of: $20,703 Tilghman; $10,227 Wells; $8,579 Parrish; $10,780 Hagen and $18,580 Katchuk.

The following table shows all grants of options to the named executive officers of the Corporation during 1996.

                                              OPTION GRANTS IN 1996(1)
                                                                                                     POTENTIAL
                                                                                                    REALIZABLE
                                                                                                       VALUE
                                                                                                    AT ASSUMED
                                                                                                   ANNUAL RATES
                                                                                                     OF STOCK
                                                                                                PRICE APPRECIATION
                                     INDIVIDUAL GRANTS                                          FOR OPTION TERM(4)
--------------------------------------------------------------------------------------------   ---------------------
          (a)                    (b)                  (c)              (d)           (e)          (f)         (g)
                              NUMBER OF           PERCENT OF
                              SECURITIES             TOTAL
                              UNDERLYING        OPTIONS GRANTED    EXERCISE OR
                               OPTIONS           TO EMPLOYEES     BASE PRICE(3)   EXPIRATION      5%          10%
         NAME               GRANTED(2) (#)      IN FISCAL YEAR       ($/SH)          DATE         ($)         ($)
-----------------------  --------------------   ---------------   -------------   ----------   ---------   ---------
Richard G. Tilghman             72,000                 12%             27.06        1/25/06    1,225,440   3,105,360
James M. Wells III              39,600                  7%             27.06        1/25/06      673,992   1,707,948
William C. Harris               18,600                  3%             27.06        1/25/06      316,572     802,218
Oscar H. Parrish, Jr.           18,600                  3%             27.06        1/25/06      316,572     802,218
C. Garland Hagen                18,600                  3%             27.06        1/25/06      316,572     802,218
Richard F. Katchuk              18,600                  3%             27.06        1/25/06      316,572     802,218
---------------

(1)The numbers in this table have been adjusted, as appropriate, to reflect the 2-for-1 stock split distributed on January 24, 1997.

(2) Options became exercisable on January 25, 1997, 12 months from the date of grant.

(3) Exercise Price is the average of the high and low trading prices of the Corporation's Common Stock on the date of the grant, adjusted to reflect the 2-for-1 stock split distributed on January 24, 1997.

(4) In order to realize the potential values set forth in columns (f) and (g), the price per share of the Corporation's Common Stock would be approximately $44.08 and $70.19, respectively, at the end of the 10-year option term.


The following table provides information concerning stock options exercised by each of the 6 named executive officers during 1996 and the value of options held by each on December 31, 1996.

                      AGGREGATED OPTION EXERCISES IN 1996 AND FY-END OPTION VALUES(1)
          (a)                   (b)              (c)                   (d)                      (e)
                                                                                        VALUE OF UNEXERCISED
                                                                    NUMBER OF               IN-THE-MONEY
                                                              SECURITIES UNDERLYING          OPTIONS AT
                                                             UNEXERCISED OPTIONS AT      DECEMBER 31, 1996
                                                              DECEMBER 31, 1996 (#)            ($)(2)
                                                             -----------------------    --------------------
                          SHARES ACQUIRED       VALUE             EXERCISABLE/              EXERCISABLE/
         NAME             ON EXERCISE (#)    REALIZED ($)         UNEXERCISABLE            UNEXERCISABLE
-----------------------   ---------------    ------------    -----------------------    --------------------
Richard G. Tilghman            34,564           699,940           292,810/72,000         6,092,697/2,691,000
James M. Wells III              8,204           155,620           187,796/39,600         4,037,267/1,480,050
William C. Harris(3)           48,708           776,478            50,694/0                830,628/0
Oscar H. Parrish, Jr.          44,198           822,856            52,000/18,600           914,410/695,175
C. Garland Hagen                9,500           226,177           79,5000/18,600         1,698,785/695,175
Richard F. Katchuk                  0                 0            20,000/18,600           198,750/695,175
---------------

(1) The numbers in this table have been adjusted, as appropriate, to reflect the 2-for-1 stock split distributed on January 24, 1997.

(2) The average of the high and low trading prices on December 31, 1996 for the Corporation's Common Stock was $74.75 (pre-split) and is used in calculating the value of unexercised options.

(3) Mr. Harris' unexercisable options became exercisable at his death in October, 1996.

The following table shows the estimated annual single-life benefits payable to the named executive officers upon retirement under the current provisions of the Corporation's tax-qualified and non-qualified pension plans. Senior executive officers participate in an unfunded Supplemental Executive Retirement Plan ("SERP") which provides benefits on retirement at age 55 or later. SERP benefits are not reduced by Social Security but are reduced by (1) benefits payable under the Corporation's tax-qualified, noncontributory pension plan, which covers substantially all active full-time and part-time employees and vested former employees of the Corporation and its affiliates, and (2) pension benefits under any other non-qualified plan of the Corporation. Full retirement benefits equal to 50% of the highest 3-year average compensation are payable on retirement at age 60 with 20 years of service, and reduced benefits are payable as early as age 55 with 20 years of service, or earlier if there is a change-in-control. Participants who cannot complete 20 years of service by the age of 60 may receive a pro-rata benefit based on years of service completed at retirement on or after age 55.

                                 PENSION PLAN TABLE

                                          YEARS OF CREDITED SERVICE
                         ------------------------------------------------------------
   REMUNERATION(1)          15           20           25           30           35
---------------------    --------     --------     --------     --------     --------
       300,000            112,500      150,000      150,000      150,000      150,000
       400,000            150,000      200,000      200,000      200,000      200,000
       500,000            187,500      250,000      250,000      250,000      250,000
       600,000            225,000      300,000      300,000      300,000      300,000
       700,000            262,500      350,000      350,000      350,000      350,000
       800,000            300,000      400,000      400,000      400,000      400,000
       900,000            337,500      450,000      450,000      450,000      450,000
      1,000,000           375,000      500,000      500,000      500,000      500,000
      1,100,000           412,500      550,000      550,000      550,000      550,000
      1,200,000           450,000      600,000      600,000      600,000      600,000
      1,300,000           487,500      650,000      650,000      650,000      650,000
      1,400,000           525,000      700,000      700,000      700,000      700,000

---------------
(1) Remuneration is the average of the highest 3 years of compensation, whether or not consecutive. Compensation includes base salary and annual incentive as reported in the salary and bonus columns of the Summary Compensation Table and excludes any other bonus amounts reported, such as Performance Equity Plan award payouts and special bonuses. Each of the named executive officers other than Mr. Katchuk has completed 20 or more years of service; Mr. Katchuk has completed one year of service.


--------------------------------------------------------------------------------
TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

SEVERANCE AGREEMENTS -- The Corporation has entered into severance agreements with Messrs. Tilghman, Wells, Parrish, Hagen and Katchuk. The agreement with Mr. Harris terminated at his death in October, 1996. The agreements are identical, and each is subject to the Corporation's Executive Severance Plan. The agreements were unanimously approved by the independent members of the Board of Directors.

The agreements provide for certain benefits in the event of a change-in-control of the Corporation followed by termination of employment without cause by the Corporation's successor, or by the employee for certain reasons, including substantial adverse change in responsibilities, decrease in base pay, change of principal work location or substantial decrease in benefits. "Cause" means continued and willful failure to perform duties or conduct demonstrably and materially injurious to the Corporation or its affiliates.

All agreements for the 5 named executive officers provide for 3-year terms. The term of each agreement will be extended automatically for an additional calendar year unless, before the end of each year, the Human Resources and Compensation Committee votes not to extend the term. The current agreements are operative until December 31, 1999. The agreement terms are automatically extended for 36 months if a change-in-control occurs.

If a change-in-control occurs and benefits are paid under the agreements and the Executive Severance Plan, the principal benefits an executive receives are as follows:

   o A lump-sum severance payment will be made in an amount equal to 3.75 times annual base salary (determined at the change-in-control date, the date of termination or 12 months before either event, whichever produces the largest payment), plus the amount of the Corporation's profit sharing contribution that would have been allocated to the executive's 401(k) plan account for the full calendar year in which employment is terminated.

   o If the severance pay and other payments the executive is entitled to receive under any other plans and agreements result in excess parachute payments under the "golden parachute" rules of Internal Revenue Code
         Section 280G, the Corporation and the executive intend to reduce any excess parachute payments if, and only to the extent that, a reduction will allow the executive to receive a greater net after-tax amount than the executive would receive absent a reduction. This determination will be made by independent accountants.

The Corporation has agreed to pay all legal fees and expenses, if any, incurred by the executive in seeking to obtain these benefits.

--------------------------------------------------------------------------------
PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
/YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION

The Audit Committee has recommended and your Board of Directors has reappointed KPMG Peat Marwick LLP as independent auditors to audit the consolidated financial statements of the Corporation and its subsidiaries for 1997.

   o The appointment is subject to ratification by the shareholders. A majority of the votes cast is required for ratification. It is the intention of the persons named as proxies in the accompanying form of proxy to vote for the ratification unless authorization is withheld.

   o KPMG Peat Marwick LLP has served as the Corporation's auditors continuously since 1963.

Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.

--------------------------------------------------------------------------------
OTHER BUSINESS

Your Board of Directors does not know of any matters to be presented for action at the Annual Meeting other than those listed in this Proxy Statement. The enclosed proxy confers discretionary authority, however, with respect to the transaction of any other matters that may properly come before the meeting. It is the intention of the persons named in the proxy to vote in accordance with their judgment on any such matters.

In accordance with the Corporation's Bylaws (as stated in the 1996 Proxy Statement) and to permit the Annual Meeting to be conducted in an orderly manner, shareholders who wished to bring business before the Annual Meeting (including the nomination of a director) were required to provide written notice to the Secretary of the Corporation not less than 60 days prior to the Annual Meeting, which was no later than February 24, 1997. Since no such notices were given, any matter presented by a shareholder for action at the 1997 Annual Meeting will be ruled out of order. This notice provision is not intended to limit the right of shareholders to speak and ask questions at the Corporation's shareholder meetings on matters germane to the Corporation's business, subject to any rules established for the orderly conduct of the meeting.

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1998 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders who wish to bring business before the 1998 Annual Meeting (including the nomination of a director) must provide written notice to the Secretary of the Corporation not less than 60 nor more than 90 days prior to the anticipated date of the meeting (April 24, 1998), which would be no later than February 23, 1998. The Corporation's Bylaws outline procedures for bringing business before the annual meeting, and a copy of the pertinent provisions is available on request to the Secretary of the Corporation.

Any proposal (including recommendations for director-nominees) that a shareholder wishes to have included in the Proxy Statement relating to the Corporation's 1998 Annual Meeting must be received by the Corporation no later than November 14, 1997. Recommendations for director-nominees should include information that will enable the Nominating and Governance Committee to evaluate the qualifications of the proposed candidate. Shareholder proposals must comply with SEC proxy rules if they are to be included in the Proxy Statement and should be directed to the Secretary of the Corporation.

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ANNUAL REPORT AND FORM 10-K

The Corporation's Annual Report and Form 10-K for the fiscal year ended December 31, 1996 (the "Annual Report"), which is being mailed concurrently with the mailing of this Proxy Statement, contains the consolidated financial statements of the Corporation. Such consolidated financial statements, including the notes thereto and management's discussion and analysis of operations and financial condition (collectively, the "Financial Statements"), are incorporated by reference in this Proxy Statement and are considered a part of the proxy soliciting material. Except for the Financial Statements, the Annual Report is not incorporated in this Proxy Statement and is not considered a part of the proxy soliciting material.

By Order of Your Board of Directors


Linda F. Rigsby
Senior Vice President,
Deputy General Counsel and Corporate Secretary

March 19, 1997

PROXY
                         CRESTAR FINANCIAL CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 25, 1997

    The undersigned hereby appoints Bonnie Guiton Hill, Charles R. Longsworth and Eugene P. Trani as Proxies, each with the power to appoint her or his substitute, and authorizes them to represent and to vote all shares of Common Stock held of record by the undersigned on February 28, 1997, at the Annual Meeting of Shareholders of Crestar Financial Corporation to be held on April 25, 1997, or any adjournment thereof.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1. ELECTION OF FIVE CLASS I DIRECTORS FOR A TERM OF THREE YEARS AND ONE CLASS II DIRECTOR FOR A TERM OF ONE YEAR: CLASS I NOMINEES: J. CARTER FOX, PATRICK J. MAHER, GORDON F. RAINEY, JR., ALFRED H. SMITH, JR. AND ROBERT C. WILBURN; AND CLASS II NOMINEE: JEFFREY R. SPRINGER.

[ ] FOR all nominees listed    [ ] WITHHOLD AUTHORITY
    (except as marked              to vote for all nominees
    to the contrary)               listed

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW:

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2. APPROVAL OF THE AMENDED AND RESTATED 1993 STOCK INCENTIVE PLAN.
                       [ ]  FOR    [ ]  AGAINST    [ ]  ABSTAIN
3. RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR 1997.
                       [ ]  FOR     [ ]  AGAINST    [ ]  ABSTAIN

                             (CONTINUED ON REVERSE)

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

    PLEASE CHECK IF YOU PLAN TO ATTEND THE ANNUAL MEETING. [ ]

NOTE: ADMISSION TO THE ANNUAL MEETING WILL BE LIMITED TO PERSONS WHO ARE LISTED ON THE CORPORATION'S RECORDS AS SHAREHOLDERS AS OF FEBRUARY 28, 1997, OR WHO BRING A STATEMENT FROM A BROKER, BANK OR OTHER INSTITUTION INDICATING THEIR BENEFICIAL OWNERSHIP AS OF THE RECORD DATE.
________________________________________________________________________________
                                   Signature

________________________________________________________________________________
                           Signature if held jointly

Dated_____________________________________________________________________, 1997

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign with full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.